Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (805) 563-7188

Tenet Announces Results for Year and Quarter Ended Dec. 31, 2004

DALLAS – March 8, 2005 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $2.022 billion, or $4.33 per share for its fourth quarter ended Dec. 31, 2004.  For the full year 2004, Tenet reported a loss of $2.640 billion, or $5.66 per share.  The net loss for the fourth quarter is comprised of (1) a loss from continuing operations of $1.602 billion, or $3.43 per share including four items with an aggregate negative net after-tax impact of $3.37 per share, described below, and (2) a loss from discontinued operations of $420 million, or $0.90 per share including four items with an aggregate negative net after-tax impact of $0.81 per share, described below.

“Tenet made substantial progress in recent months on several fronts: we resolved significant legacy litigation issues, completed numerous asset sales, made positive changes to our capital structure, hired a new chief financial officer, relocated our corporate headquarters from Santa Barbara to Dallas, and continued implementing a broad range of restructuring and operational initiatives,” said Trevor Fetter, president and chief executive officer. “Now that we have put in place all the elements of our restructuring and have put the most significant patient litigation behind us, we will focus all our attention on executing our turnaround initiatives and enhancing our quality and operating performance.”

“Patient volumes were the greatest challenge in the fourth quarter, but we saw measurable improvements in the first two months of this year,” said Reynold Jennings, chief operating officer. “Same-hospital admissions declined 3.8 percent in the fourth quarter of 2004 versus the fourth quarter of 2003, but have been essentially flat so far in 2005.  Most of the fourth quarter decline was business we would have preferred to retain, but about a quarter of it resulted from deliberate decisions to reduce unprofitable services and less favorable contracts with certain managed care payers. While we are working on many fronts to improve overall admissions performance, we are also introducing an aggressive set of efficiency initiatives designed to align our cost structure with the realities of existing and projected patient volumes. We expect the tangible benefits of these programs to start in the second quarter of 2005, and become increasingly evident in the second half of 2005 and thereafter. On the managed care pricing front, we are achieving mid- to high-single-digit percentage increases in our newly renegotiated commercial contracts. However, as previously disclosed, much of this progress with individual contracts is offset at the portfolio level by market share shifts among payers and other structural changes within the managed care community. In addition, it appears that our efforts to stabilize bad debt expense have succeeded, despite the continuing increase in the number of uninsured patients to whom we provide service.”

Stephen Farber, chief financial officer, said, “Tenet had $654 million of unrestricted cash at year-end.  With the January placement of $800 million of 10-year senior notes and the February retirement of the last issues of public debt with maturities prior to 2011, Tenet has built its unrestricted cash resources to approximately $900 million as of last Friday, March 4, 2005.  In addition, with the estimated income tax refund in April of approximately $530 million, less approximately $100 million of various other operational outflows including our annual 401(k) match funding, Tenet anticipates having unrestricted cash resources of approximately $1.3 billion at that time.  These significant cash resources provide extensive financial flexibility as we address Tenet’s remaining legacy issues, and implement strategic initiatives to improve Tenet’s financial performance.”

Continuing Operations

The loss from continuing operations for the fourth quarter of $1.602 billion, or $3.43 per share, includes the following four items with an aggregate negative net after-tax impact totaling $1.575 billion, or $3.37 per share:

(1)   non-cash impairment of long-lived assets and goodwill of $1.236 billion pre-tax, and cash restructuring charges of $4 million pre-tax, in the aggregate $1.062 billion after-tax, or $2.27 per share;

(2)   non-cash valuation allowance for deferred tax assets of $480 million, or $1.03 per share;

(3)   litigation and investigation costs of $45 million pre-tax, $28 million after-tax, or $0.06 per share; and

(4)   loss from early extinguishment of debt of $8 million pre-tax, $5 million after-tax, or $0.01 per share.

See Explanatory Notes for additional information regarding these four items.

In addition, the company had stock compensation expense of $19 million pre-tax, $12 million after-tax, or $0.03 per share.

Patient Volumes

Total admissions in the fourth quarter were 169,343, a decrease of 5,255 admissions, or 3.0 percent compared to the fourth quarter of 2003. On a same-hospital basis (excluding hospitals that were opened or divested during the period so as to include only hospitals in continuing operations during the entire period), admissions in the fourth quarter were 167,822, a decrease of 6,676, or 3.8 percent, compared to the fourth quarter of 2003. Approximately one-third of this decrease was experienced in Tenet’s south Florida hospitals.  The Florida hospitals suffered volume declines primarily resulting from disputes with certain managed care payers and the lingering effects of the August and September hurricanes, as well as increased competition and actions of physicians to redirect volume.  Preliminary same-hospital admissions for January and February 2005 indicate that volumes are essentially flat compared to the first two months of 2004, which represents a significant improvement from volume trends in 2004.  Total admissions through the emergency department comprised 53 percent of total admissions for the fourth quarter of 2004, compared to 52 percent of total admissions in the third quarter of 2004.

Total outpatient visits in the fourth quarter were 1,349,983, a decline of 111,155 visits, or 7.6 percent compared to the fourth quarter of 2003. On a same-hospital basis, outpatient visits in the fourth quarter were 1,323,037, down 135,396 visits, or 9.3 percent from the same period in the prior year. Approximately half of this decrease was attributable to the sale or closure of various home health agencies, hospices and clinics during 2004.

Uninsured patients plus patients who qualify for charity care comprised 5.2 percent of admissions in the third and fourth quarters of 2004.  These types of patients represented 9.7 percent of total outpatient visits in the fourth quarter of 2004 compared to 9.5 percent in the third quarter of 2004.

Uninsured patients plus patients that qualify for charity care represented 23.5 percent and 24.2 percent of all patients treated and released through the emergency department in the fourth and third quarters of 2004, respectively.

Revenues

Net operating revenues were $2.412 billion in the fourth quarter compared to $2.462 billion in the fourth quarter of 2003. The implementation of the Compact with Uninsured Patients (“Compact”) reduced net operating revenue in the fourth quarter of 2004 by $141 million, or 5.8 percent, as a result of the discounts provided to patients. If the discounts under the Compact were added back to net revenues, it would have produced a non-GAAP measure of adjusted net operating revenues for the fourth quarter of 2004 of $2.553 billion an increase compared to the fourth quarter of 2003 of $91 million, or 3.7 percent.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital. Discounts under the Compact were $108 million in the third quarter compared to $141 million in the fourth quarter and are expected to grow further in the first quarter of 2005 and in subsequent quarters as Tenet continues to implement these discounts.  Under the Compact, the discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded. Prior to implementing these discounting provisions under the Compact, the vast majority of these discounts were recorded in our provision for doubtful accounts.

The Compact was in effect at 40 of our 69 core hospitals at December 31, 2004, and is being implemented in our California hospitals during the first quarter of 2005. We are seeking, in association with other healthcare providers and industry associations in Texas, to address the various legal and other restrictions that currently limit our ability to implement the discounting components of the Compact at our hospitals in that state.

Approximately $148 million in charity care was provided in the fourth quarter 2004, as compared to $138 million in the third quarter of 2004.  Charity care in the fourth quarter of 2003 was $173 million.

Total uncompensated care for continuing operations, a non-GAAP measure, defined as the sum of charity care plus discounts provided under the Compact and provision for doubtful accounts, was $484 million in the fourth quarter of 2004, approximately 17.9 percent of the sum of net operating revenues plus charity care plus discounts provided under the Compact. In the third quarter of 2004, total uncompensated care as defined above was $497 million, or approximately 18.6 percent of the sum of net operating revenues plus charity care plus discounts provided under the Compact.  In the fourth quarter of 2003, total uncompensated care as defined above was $461 million, or approximately 17.5 percent of the sum of net operating revenues plus charity care.

Net inpatient revenues were negatively impacted by a modest decline in our total managed care net revenues. This decline is primarily attributable to a continuing shift in our managed care payer mix resulting in lower yields. In addition, during 2004 the company experienced a decline in commercial managed care patients, partially offset by increases in managed Medicare and managed Medicaid patients. These programs offer significantly lower unit revenues than commercial rates, often less than half on a per-patient-day basis.

Furthermore, we have experienced a decline in the stop-loss revenue component of managed care net revenue as a result of our continuing effort to convert payment methodologies.  Tenet’s objective is to modify payment methodologies with key managed care payers to methods that are based on more fixed, predictable market-based per diems to create a more predictable yield. Stop-loss payments have declined from $235 million in the first quarter of 2003 to $141 million in the fourth quarter of 2004 on a same-hospital basis.  In most cases, this reduction has been largely offset by corresponding increases in base rates.

Pricing – Same-Hospital Unit Net Revenues

Same-hospital net inpatient revenue per admission for the fourth quarter of 2004 was $9,462 compared to $9,163 in the fourth quarter of 2003, an increase of $299, or 3.3 percent.  However, this unit measurement is impacted by three items: 1) the growth in self-pay revenues prior to any Compact discounts, 2) the impact of the discounts under the Compact in the fourth quarter of 2004 of approximately $71 million, and 3) the impact of recording previously disclosed adjustments to our cost report valuation allowances and Medicare outliers in the fourth quarter of 2003 that resulted in a net $33 million unfavorable adjustment. If the discounts under the Compact were added back to net inpatient revenue for the fourth quarter of 2004, it would produce a non-GAAP measure of adjusted net inpatient revenue per admission of $9,885, an increase of $722, or 7.9 percent, over the prior-year quarter.  Excluding the revenue adjustment of approximately $33 million for the fourth quarter of 2003 identified above, it would produce a non-GAAP measure of adjusted net inpatient revenue per admission for that period of $9,353.  Using these adjusted net inpatient revenue per admission figures for the fourth quarters of both 2003 and 2004 produces a non-GAAP measure of growth in adjusted net inpatient revenue per admission of $532, or 5.7 percent.

This non-GAAP measure of growth is principally attributable to an increase in our self-pay revenue prior to any discounts under the Compact. Self-pay revenue generates higher revenue per admission because self-pay patients have historically been charged standard gross charges prior to any Compact discounts.  The company estimates that, excluding the impact of self-pay revenue, the non-GAAP growth of same-store adjusted net inpatient revenue per admission was between 1 percent and 2 percent for the fourth quarter of 2004 compared to the fourth quarter of 2003 (A reconciliation of net inpatient revenue to adjusted net inpatient revenue, to reflect the impact of the discounts under the Compact, how the company uses the measures and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.” The foregoing also applies to all non-GAAP measures described below.)

Controllable Operating Expenses

Controllable operating expenses (consisting of salaries and benefits, supplies, and other operating expenses) were $2.076 billion in the fourth quarter compared with $1.962 billion in the fourth quarter of 2003, which included a favorable adjustment for employee benefits of $29 million. Excluding this adjustment, controllable operating expenses increased $85 million, or 4.3 percent, in the fourth quarter of 2004 compared to the fourth quarter of 2003. The increase in the fourth quarter was $29 million, or 1.4 percent, compared to the sequential, third quarter of 2004.

Salaries, wages and benefits were $1.076 billion, or 44.6 percent of net operating revenues in the fourth quarter compared to $1.069 billion in the third quarter of 2004, and compared to $1.039 billion in the fourth quarter of 2003. If the discounts under the Compact were added back to net operating revenues it would have resulted in a non-GAAP measure of salaries, wages and benefits as a percent of adjusted net operating revenues of 42.1 percent in the fourth quarter of 2004 compared to 42.2 percent in the third quarter and 42.2 percent in the fourth quarter of 2003. Salaries, wages and benefits were $877 per equivalent patient day in both the third and fourth quarters of 2004 up $40, or 4.8 percent, compared to $837 in the fourth quarter of 2003.

Supplies expense was $444 million in the fourth quarter compared to $421 million in the third quarter of 2004.  In the fourth quarter of 2003, supplies expense was $410 million. If the discounts under the Compact were added back to net operating revenues it would have resulted in a non-GAAP measure of supplies expense as a percent of adjusted net operating revenues of 17.4 percent in the fourth quarter of 2004 compared to 16.6 percent in the third quarter of 2004. Supplies expense was $362 per equivalent patient day, an increase of $17, or 4.9 percent, compared with $345 in the sequential quarter, and up 9.7 percent compared with $330 in the fourth quarter of 2003.  This increase is primarily attributable to rapidly rising costs in, and utilization of, high-cost products associated with orthopedic implants, cardiac items, blood products and pharmaceuticals. In addition, the high costs associated with new technology products are further inflating our supply costs.

Other operating expenses were $556 million in the fourth quarter, which was consistent with the third quarter of $557 million and compared to $513 million in the fourth quarter of 2003. If the discounts under the Compact were added back to net operating revenues, it would have resulted in a non-GAAP measure of other operating expenses as a percent of the adjusted net operating revenues of 21.8 percent in the fourth quarter compared to 22.0 percent in the third quarter of 2004. Other operating expense was $453 per equivalent patient day, a decrease of $4, or 0.9 percent, relative to $457 in the sequential quarter.

Provision for Doubtful Accounts

Provision for doubtful accounts, or bad debt expense, was $195 million in the fourth quarter of 2004, a decline of $93 million from the provision for doubtful accounts of $288 million in the fourth quarter of 2003.  Bad debt expense was 8.1 percent of net operating revenues in the fourth quarter of 2004, compared to 11.7 percent of net operating revenues in the fourth quarter of 2003. Compact discounts of $141 million in the fourth quarter of 2004 resulted in an associated $130 million reduction in the provision for doubtful accounts. If these impacts from the Compact are added back to net operating revenues and bad debt expense, this would have resulted in a non-GAAP measure of adjusted bad debt expense being $325 million, or 12.7 percent of adjusted net operating revenues in the fourth quarter of 2004.  In the third quarter of 2004, bad debt expense as a percent of net operating revenue was 10.3 percent.  If the impacts from the Compact are added back to net operating revenues and bad debt expense in the third quarter of 2004, this would have resulted in a non-GAAP measure of adjusted bad debt expense of 13.8 percent of adjusted net operating revenues. On this sequential basis the fourth quarter of 2004 represents an improvement of 110 basis points.  The company anticipates that its provision for doubtful accounts will continue to vary from quarter to quarter; however, the non-GAAP measure of adjusted bad debt expense as a percent of adjusted net operating revenues is anticipated to maintain its current run-rate at approximately 13 percent for 2005.

Accounts Receivable

Accounts receivable were $1.688 billion at December 31, 2004, a decline of $103 million, or 5.8 percent, from $1.791 billion on September 30, 2004.

Accounts receivable from continuing operations were $1.487 billion at December 31, 2004, an increase of $5 million from $1.482 billion at September 30, 2004. Accounts receivable days outstanding from continuing operations increased by 0.5 days to 56.7 days at December 31, 2004, from 56.2 days at September 30, 2004.

Cash Flow

Unrestricted cash was $654 million at December 31, 2004, down $669 million from $1.323 billion at September 30, 2004.  Unrestricted cash at year-end 2004 excludes $263 million of cash restricted as collateral for standby letters of credit issued under our new letter-of-credit facility that we entered into in December 2004.

Net cash used in operating activities was $291 million in the fourth quarter of 2004, which included the impact of $426 million in payments to settle outstanding litigation with former patients.  Net cash used in operating activities for the year ended December 31, 2004, was $82 million, which included the items mentioned immediately above plus a cash outflow of $163 million related to a first quarter legal judgment against the company involving a former executive and $32 million of government settlements paid in the second quarter.  In accordance with generally accepted accounting principles, these cash flow figures exclude capital expenditures, proceeds of asset sales, and certain other items.

Capital expenditures in the fourth quarter were $192 million, comprised of $188 million for continuing operations, including $5 million for our two newly constructed hospitals, and $4 million for discontinued operations. For the year ended December 31, 2004, capital expenditures totaled $558 million comprised of $538 million in continuing operations, including $84 million for our two newly constructed hospitals, and $20 million in discontinued operations.

Tenet operated 70 general acute care hospitals as part of continuing operations at September 30, 2004 and 69 hospitals at December 31, 2004.  These hospital counts exclude hospitals operated and included in discontinued operations. One hospital, Suburban Medical Center, remained in continuing operations at September 30, 2004, pending lease expiration, which occurred as scheduled on October 31, 2004. With the completion of this divestiture, Tenet’s continuing operations include only its core group of 69 hospitals.

During the fourth quarter Tenet made significant progress in its previously announced asset sale program.  As of March 8, 2005, Tenet has divested 22 of the 27 hospitals included in the divestiture plan. Discussions are ongoing for the remaining five hospitals. Tenet is confident that it will exceed its estimate of $600 million in total proceeds, including related tax benefits. Hospital divestitures generated cash proceeds of $167 million in the fourth quarter and $394 million for the year ended December 31, 2004. The full year divestiture proceeds included $27 million from the divestiture program initiated in March of 2003.

Proceeds from other smaller asset sales added $7 million to cash in the fourth quarter in addition to the $167 million from hospital divestitures and $76 million for the year in addition to the $394 million from hospital divestitures.  Debt repurchases used $105 million of cash in the fourth quarter as part of the company’s strategy of extending its debt maturities.

Liquidity

Total debt was $4.4 billion at December 31, 2004, up from $4.0 billion at December 31, 2003. Net debt, defined as debt less unrestricted cash, increased to $3.8 billion at the end of the fourth quarter of 2004, up from $3.4 billion at December 31, 2003. Subsequent to the fourth quarter of 2004, Tenet issued additional debt of $800 million in January 2005, and used $400 million of the funds to repurchase its remaining debt maturing in 2006 and 2007. At March 4, Tenet had unrestricted cash of approximately $900 million, and we anticipate having unrestricted cash of approximately $1.3 billion after receiving an anticipated tax refund of approximately $530 million in April.

Discontinued Operations

The loss from discontinued operations for the fourth quarter of $420 million, or $0.90 per share, includes the following four items with a net aggregate negative after-tax impact totaling $379 million, or $0.81 per share:

(1)   civil litigation settlement involving Redding Medical Center resulting in a charge of $395 million pre-tax, $247 million after-tax, or $0.53 per share;

(2)   non-cash valuation allowance for deferred tax assets of $144 million or $0.31 per share;

(3)   non-cash impairment of long-lived assets of $13 million pre-tax, and cash restructuring charges of $11 pre-tax, in the aggregate $15 million after-tax, or $0.03 per share;

(4)   an aggregate pre-tax gain on the disposal of discontinued operations assets of $38 million pre-tax, $27 million after-tax, or $0.06 per share.

See Explanatory Notes for additional information regarding these four items.

Accounts receivable for discontinued operations declined in the quarter to $201 million at December 31, 2004, a decline of $108 million, from $309 million at September 30, 2004.  This reduction primarily reflects collections of retained accounts receivable from hospitals divested prior to December 31, 2004.

2005 Outlook

The overall level of admissions at our hospitals, and rates of admissions growth or decline, has a direct and significant effect on revenues and, together with pricing, are the two most critical determinants of hospital profitability.  The expected level of admissions, however, is the most difficult element of performance to forecast as it is largely beyond the company’s control.  During 2004, and in particular the second half of the year, Tenet experienced negative growth in admissions.  For the first two months of 2005, same-hospital admissions were essentially flat compared to the same period a year ago, which is encouraging compared to recent trends.  Management is implementing a number of operational initiatives that are intended to increase admissions growth beyond recent levels.  In addition to these initiatives, if the company is successful in resolving its current investigation and litigation issues, it should assist us in increasing the rate of admission growth.  If the company is able to achieve industry-average admissions growth, with the high degree of operating leverage inherent in the acute hospital industry, this should have a positive impact on Tenet’s future results.  Conversely, if the negative admissions trends of 2004 continue, Tenet will not meet its current objectives for operating performance in 2005.

Based on current financial objectives and operational goals which can be affected by a number of factors, the company anticipates that net operating revenues in 2005 will likely be flat to slightly increased from the $9.9 billion reported in 2004.  Growth in discounts to net revenue under the Compact puts significant pressure on overall revenue growth.  Compact discounts are expected to grow from $277 million of net revenue in 2004 to approximately $600 million in 2005 as the program becomes fully implemented in every market except Texas. If the discounts under the Compact of $277 million in 2004 and the expected discount of approximately $600 million in 2005 are both added back to budgeted net operating revenues, it would produce a non-GAAP measure of adjusted net operating revenue growth in the range of 3 percent to 6 percent.  The implementation of the Compact is not expected to significantly impact operating margins, as revenue reductions resulting from the Compact are roughly offset by reductions in the provision for doubtful accounts. Once fully implemented, the Compact is expected to result in discounts of approximately $175 million to $200 million per quarter, or $700 million to $800 million per year.

In 2005 the company expects to achieve market level managed care price increases in the mid- to high-single digits with individual renegotiated commercial contracts. During 2005, the company has approximately two-thirds of its $5 billion in managed care revenue scheduled for contract renewal up from renegotiations of approximately half of managed care revenues in 2004.

The company has experienced and expects to continue to experience structural changes in the managed care marketplace that, on a portfolio basis, are offsetting a significant portion of the gains achieved on individual contracts. In particular, three market changes are having a meaningful impact on Tenet’s overall managed care pricing performance at the portfolio level: (1) consolidation among managed care payers which tends to shift patient volumes towards managed care plans with lower payments, (2) employers shifting to lower cost product offerings from their existing payers, and (3) market share gains by payers who generally offer lower payments to health care providers.

Tenet expects to offset a portion of the growth in controllable operating expenses (consisting of salaries, wages and benefits, supplies and other operating expense) below the applicable rate of medical cost inflation through a wide range of operating initiatives that are in various stages of implementation. Key cost efficiency initiatives we implemented in 2004 which are expected to yield benefits in 2005 include re-engineering unprofitable service lines, additional outsourcing of information servicing and creating efficiencies throughout the organization. These programs may produce cost efficiencies of as much as $200 million which is expected to materially slow the growth of costs which typically characterize health services companies. Despite these savings, the level of controllable expense for continuing operations is expected to increase in 2005.

We made progress stabilizing bad debt expense in the fourth quarter; however, the number of uninsured patients has continued to increase, is not within the company’s control, and is not possible to accurately forecast.  Tenet expects reported bad debt expense to decline with the continued implementation of the Compact.  Reductions in bad debt expense from the Compact are essentially offset by reductions in net revenues also resulting from the Compact.  The net effect of these two items should result in an essentially neutral effect on overall operating performance.

Depreciation and amortization expense in 2005 is expected to approximate $400 million, and interest expense is expected to approximate $420 million. The forecasted level of interest expense assumes the company’s level of outstanding debt remains constant in 2005. These estimates for 2005 do not include any income tax expense or benefit due to the tax valuation allowance described in the Explanatory Notes.

In December the company indicated it anticipated 2005 operating results to not exceed breakeven with the most likely result somewhere between run rate performance and breakeven.  The company reaffirms this outlook, which does not include the impact of potential payments to resolve litigation or investigations nor any impairment, restructuring or special charges. Any resolution of litigation or investigation issues could significantly impact results in 2005 and beyond and may change our outlook.

The company anticipates that its cash flows from operations in 2005 will be positive and are estimated to be approximately $150 to $350 million, including the impact of projected capital expenditures of approximately $500 million, the anticipated $530 million income tax refund, and cash flows of discontinued operations, but excluding any litigation settlements or other unusual cash charges. Cash flow in 2005 is not expected to be meaningfully impacted by changes in accounts receivable as we expect days outstanding in accounts receivable from continuing operations to remain at current levels.

Management’s Webcast Review of the Fourth Quarter

Tenet management will discuss fourth-quarter results on a webcast event scheduled to begin at 11 a.m. EST on March 8, 2005. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in millions except per share amounts)

	Three Months Ended December 31
	2004	%	2003 (1)%		Change
Net operating revenues	$2,412	100.0%	$2,462	100.0%	(2.0)%
Operating expenses:
Salaries and benefits	(1,076)	44.6%	(1,039)	42.2%	3.6%
Supplies	(444)	18.4%	(410)	16.7%	8.3%
Provision for doubtful accounts (2)	(195)	8.1%	(288)	11.7%	(32.2)%
Other operating expenses (3)	(556)	23.1%	(513)	20.8%	8.4%
Depreciation	(96)	4.0%	(91)	3.7%	5.5%
Amortization	(4)	0.2%	(5)	0.2%	(20.0)%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(1,240)	51.4%	(1,067)	43.3%
Costs of litigation and investigations (5)	(45)	1.9%	45	(1.8)%
Loss from early extinguishment of debt (6)	(8)	0.3%	—	—

Operating loss	(1,252)	(51.9)%	(906)	(36.8)%

Interest expense	(91)		(74)
Investment earnings	7		4
Minority interests	9		(1)
Net gains on sales of facilities, long-term investments and subsidiary common stock	4		7

Loss from continuing operations before income taxes	(1,323)		(970)

Income tax benefit (expense) (8)	(279)		152

Loss from continuing operations	(1,602)		(818)

Discontinued operations:
Loss from operations of asset group	(53)		(80)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(24)		(372)
Litigation settlements (5)	(395)		—
Net gain on sales of asset group (9)	38		274
Income tax benefit (8)	14		42

Loss from discontinued operations	(420)		(136)

Net loss	(2,022)		(954)

Diluted loss per common share and common equivalent share:
Continuing Operations	(3.43)		(1.76)
Discontinued Operations	(0.90)		(0.29)
	(4.33)		(2.05)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	467,040		464,549

(Dollars in millions except per share amounts)

	Year Ended December 31
	2004	%	2003 (1)%		Change
Net operating revenues	$9,919	100.0%	$10,146	100.0%	(2.2)%
Operating expenses:
Salaries and benefits	(4,325)	43.6%	(4,239)	41.8%	2.0%
Supplies	(1,724)	17.4%	(1,602)	15.8%	7.6%
Provision for doubtful accounts (2)	(1,205)	12.2%	(1,135)	11.2%	6.2%
Other operating expenses (3)	(2,231)	22.5%	(2,108)	20.8%	5.8%
Depreciation	(368)	3.7%	(360)	3.5%	2.2%
Amortization	(20)	0.2%	(20)	0.2%	—
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(1,272)	12.8%	(1,384)	13.6%
Costs of litigation and investigations (5)	(74)	0.7%	(282)	2.8%
Loss from early extinguishment of debt (6)	(13)	0.1%	—	—

Operating loss	(1,313)	(13.2)%	(984)	(9.7)%

Interest expense	(333)		(294)
Investment earnings	20		16
Minority interests	3		(21)
Net gain on sales of facilities, long-term investments and subsidiary common stock	10		16
Impairment of investment securities	—		(5)

Loss from continuing operations before income taxes	(1,613)		(1,272)

Income tax benefit (expense) (8)	(184)		228

Loss from continuing operations	(1,797)		(1,044)

Discontinued operations:
Loss from operations of asset group	(293)		(102)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(439)		(699)
Litigation settlements (5)	(395)		—
Net gain on sales of asset group (9)	71		274
Income tax benefit (8)	213		94

Loss from discontinued operations	(843)		(433)

Net loss	(2,640)		(1,477)

Diluted loss per common share and common equivalent share:
Continuing Operations	(3.85)		(2.24)
Discontinued Operations	(1.81)		(0.93)
	(5.66)		(3.17)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	466,226		465,927

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$654	$619
Restricted cash	263	—
Net accounts receivable	1,688	2,415
Income tax receivable	530	—
Assets held for sale	114	129
Other current assets	743	1,085
Current assets	3,992	4,248
Current liabilities	(2,130)	(2,394)
Net working capital	1,862	1,854
Investments and other assets	295	386
Net property and equipment	4,820	5,557
Goodwill	800	1,949
Net intangible assets	170	158
Long-term debt, net of current portion	(4,395)	(4,039)
Other long-term liabilities and minority interests	(1,821)	(1,504)
Shareholders’ equity	(1,732)	(4,361)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003
Net cash (used in) provided by operating activities	$(82)	$838
Cash flow from investing activities:
Purchases of property and equipment	(558)	(833)
Proceeds from sales of facilities and other assets	431	730
Net cash inflows (outflows) related to escrow accounts to fund construction costs	88	(88)
Investment in hospital authority bonds	(3)	(107)
Other items	30	(35)
Cash flows from financing activities:
Proceeds from borrowings	—	49
Payment of borrowings	(17)	(926)
Sale of new senior notes	954	979
Repurchases of senior notes	(555)	—
Restricted cash related to letter of credit facility	(263)
Repurchases of common stock	—	(208)
Other items	10	10
Net increase in cash and cash equivalents	35	409

Supplemental disclosures:
Interest paid	(260)	(235)
Income taxes paid, net of refunds received	(46)	(351)

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Year Ended December 31, 2004

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended December 31			Year Ended December 31
	2004	2003 (1)	Change	2004	2003 (1)	Change
Net inpatient revenues	$1,605	$1,601	0.2%	$6,546	$6,558	(0.2)%
Net outpatient revenues	$714	$756	(5.6)%	$2,999	$3,148	(4.7)%
Number of hospitals (at end of period)	69	67	2 *	69	67	2 *
Licensed beds (at end of period)	17,902	17,771	0.7%	17,902	17,771	0.7%
Average licensed beds	17,902	17,727	1.0%	17,861	17,772	0.5%
Utilization of licensed beds	53.3%	55.0%	(1.7)%*	54.5%	55.5%	1.0%*
Patient days	877,259	897,617	(2.3)%	3,565,672	3,598,270	(0.9)%
Equivalent patient days	1,226,873	1,241,651	(1.2)%	4,971,323	4,998,583	(0.5)%
Net inpatient revenue per patient day	$1,830	$1,784	2.6%	$1,836	$1,823	0.7%
Admissions	169,343	174,598	(3.0)%	687,857	697,588	(1.4)%
Equivalent admissions	238,917	243,187	(1.8)%	967,093	977,078	(1.0)%
Net inpatient revenue per admission	$9,478	$9,170	3.4%	$9,517	$9,401	1.2%
Average length of stay (days)	5.2	5.1	0.1 *	5.2	5.2	— *
Net outpatient revenue per visit	$529	$517	2.3%	$529	$532	(0.6)%
Outpatient visits	1,349,983	1,461,138	(7.6)%	5,664,357	5,919,981	(4.3)%

Sources of net patient revenue
Medicare	27.2%	24.7%		26.1%	25.1%
Medicaid	7.4%	7.8%		7.4%	7.7%
Managed care	50.1%	50.7%		49.7%	51.0%
Indemnity, self-pay and other	15.3%	16.8%		16.8%	16.2%

Same-hospital **
Net inpatient revenues	$1,588	$1,599	(0.7)%	$6,491	$6,557	(1.0)%
Net outpatient revenues	$695	$754	(7.8)%	$2,931	$3,146	(6.8)%
Number of hospitals (at end of period)	67	67	— *	67	67	— *
Average licensed beds	17,634	17,707	(0.4)%	17,679	17,767	(0.5)%
Patient days	869,024	896,990	(3.1)%	3,541,990	3,597,643	(1.5)%
Net inpatient revenue per patient day	$1,827	$1,783	2.5%	$1,833	$1,823	0.5%
Admissions	167,822	174,498	(3.8)%	683,474	697,488	(2.0)%
Net inpatient revenue per admission	$9,462	$9,163	3.3%	$9,497	$9,401	1.0%
Average length of stay (days)	5.2	5.1	0.1 *	5.2	5.2	— *
Net outpatient revenue per visit	$525	$517	1.5%	$526	$532	(1.1)%
Outpatient visits	1,323,037	1,458,433	(9.3)%	5,573,644	5,917,276	(5.8)%

* This change is the difference between the 2004 and 2003 amounts shown.

** Excludes hospitals that were opened or acquired during the periods.

TENET HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04
Net operating revenues	$2,574	$2,505	$2,428	$2,412	$9,919
Operating expenses:
Salaries and benefits	(1,091)	(1,089)	(1,069)	(1,076)	(4,325)
Supplies	(434)	(425)	(421)	(444)	(1,724)
Provision for doubtful accounts	(277)	(482)	(251)	(195)	(1,205)
Other operating expenses	(531)	(587)	(557)	(556)	(2,231)
Depreciation	(90)	(90)	(92)	(96)	(368)
Amortization	(5)	(5)	(6)	(4)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(21)	(2)	(1,240)	(1,272)
Costs of litigation and investigations	(10)	(9)	(10)	(45)	(74)
Loss from early extinguishment of debt	—	(5)	—	(8)	(13)

Operating income (loss)	127	(208)	20	(1,252)	(1,313)

Interest expense	(77)	(74)	(91)	(91)	(333)
Investment earnings	4	3	6	7	20
Minority interests	(5)	(0)	(1)	9	3
Net gain on sales of facilities, long-term investments and subsidiary common stock	—	6	—	4	10

Income (loss) from continuing operations before income taxes	49	(273)	(66)	(1,323)	(1,613)

Income tax benefit (expense)	(23)	103	15	(279)	(184)

Income (loss) from continuing operations	26	(170)	(51)	(1,602)	(1,797)

Discontinued operations:
Loss from operations of asset group	(82)	(124)	(34)	(53)	(293)
Impairment of long-lived assets and goodwill, and restructuring charges	(137)	(269)	(9)	(24)	(439)
Litigation settlements	—	—	—	(395)	(395)
Net gain (loss) on sales of asset group	(2)	31	4	38	71
Income tax benefit	73	106	20	14	213

Loss from discontinued operations	(148)	(256)	(19)	(420)	(843)

Net loss	(122)	(426)	(70)	(2,022)	(2,640)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	0.06	(0.36)	(0.11)	(3.43)	(3.85)
Discontinued Operations	(0.32)	(0.55)	(0.04)	(0.90)	(1.81)
	(0.26)	(0.91)	(0.15)	(4.33)	(5.66)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,296	465,922	466,646	467,040	466,226

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS  - CONTINUING OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04
Net inpatient revenues	$1,704	$1,650	$1,587	$1,605	$6,546
Net outpatient revenues	$779	$760	$746	$714	$2,999

Facilities owned or operated	67	69	69	69	69
Licensed beds at end of period	17,770	17,976	17,933	17,902	17,902
Average licensed beds	17,770	17,839	17,932	17,902	17,861
Utilization of licensed beds	58.4%	54.0%	52.7%	53.3%	54.5%
Patient days	943,597	875,841	868,975	877,259	3,565,672
Equivalent patient days	1,297,396	1,227,665	1,219,389	1,226,873	4,971,323
Net inpatient revenue per patient day	$1,806	$1,885	$1,826	$1,830	$1,836
Admissions	179,459	169,844	169,211	169,343	687,857
Equivalent admissions	248,361	240,106	239,709	238,917	967,093
Net inpatient revenue per admission	$9,495	$9,715	$9,379	$9,478	$9,517
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Net outpatient revenue per visit	$513	$518	$561	$529	$529
Outpatient visits	1,517,078	1,468,350	1,328,946	1,349,983	5,664,357

Sources of net patient revenue
Medicare	25.9%	25.9%	25.2%	27.2%	26.1%
Medicaid	7.4%	7.0%	7.8%	7.4%	7.4%
Managed care	49.6%	49.5%	49.5%	50.1%	49.7%
Indemnity, self-pay and other	17.1%	17.6%	17.5%	15.3%	16.8%

TENET HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal 2003 by Calendar Quarter

(Refer to Explanatory Note 1) (Unaudited)

(Dollars in millions except per share amounts)

	3 Months Ended				Year Ended
	3/31/03	6/30/03	9/30/03	12/31/03	12/31/03
Net operating revenues	$2,623	$2,556	$2,505	$2,462	$10,146
Operating expenses:
Salaries and benefits	(1,071)	(1,090)	(1,039)	(1,039)	(4,239)
Supplies	(401)	(398)	(393)	(410)	(1,602)
Provision for doubtful accounts	(214)	(222)	(411)	(288)	(1,135)
Other operating expenses	(507)	(542)	(546)	(513)	(2,108)
Depreciation	(91)	(90)	(88)	(91)	(360)
Amortization	(5)	(6)	(4)	(5)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(196)	(106)	(15)	(1,067)	(1,384)
Costs of litigation and investigations	(6)	(68)	(253)	45	(282)

Operating income (loss)	132	34	(244)	(906)	(984)

Interest expense	(72)	(74)	(74)	(74)	(294)
Investment earnings	6	4	2	4	16
Minority interests	(7)	(7)	(6)	(1)	(21)
Net gain on sales of facilities, long-term investments and subsidiary common stock	—	9	—	7	16
Impairment of investment securities	—	(5)	(0)	—	(5)

Income (loss) from continuing operations before income taxes	59	(39)	(322)	(970)	(1,272)

Income tax benefit (expense)	(52)	8	120	152	228

Income (loss) from continuing operations	7	(31)	(202)	(818)	(1,044)

Discontinued operations:
Income (loss) from operations of asset group	24	21	(67)	(80)	(102)
Impairment of long-lived assets and goodwill, and restructuring charges	(61)	(173)	(93)	(372)	(699)
Net gains on sales of asset group	—	—	—	274	274
Income tax benefit (expense)	10	(12)	54	42	94

Loss from discontinued operations	(27)	(164)	(106)	(136)	(433)

Net loss	(20)	(195)	(308)	(954)	(1,477)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	0.01	(0.07)	(0.43)	(1.76)	(2.24)
Discontinued Operations	(0.05)	(0.35)	(0.23)	(0.29)	(0.93)
	(0.04)	(0.42)	(0.66)	(2.05)	(3.17)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	472,325	465,110	463,629	464,549	465,927

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS  - CONTINUING OPERATIONS

Fiscal 2003 by Calendar Quarter

(Refer to Explanatory Note 1) (Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/03	6/30/03	9/30/03	12/31/03	12/31/03
Net inpatient revenues	$1,702	$1,641	$1,614	$1,601	$6,558
Net outpatient revenues	$805	$792	$795	$756	$3,148

Facilities owned or operated	67	67	67	67	67
Licensed beds at end of period	17,805	17,787	17,723	17,771	17,771
Average licensed beds	17,813	17,799	17,751	17,727	17,772
Utilization of licensed beds	58.3%	55.1%	53.4%	55.0%	55.5%
Patient days	934,899	893,030	872,724	897,617	3,598,270
Equivalent patient days	1,289,156	1,245,825	1,221,951	1,241,651	4,998,583
Net inpatient revenue per patient day	$1,821	$1,838	$1,849	$1,784	$1,823
Admissions	177,670	172,474	172,846	174,598	697,588
Equivalent admissions	247,230	242,689	243,972	243,187	977,078
Net inpatient revenue per admission	$9,580	$9,514	$9,338	$9,170	$9,401
Average length of stay (days)	5.3	5.2	5.0	5.1	5.2
Net outpatient revenue per visit	$538	$531	$540	$517	$532
Outpatient visits	1,495,854	1,491,707	1,471,282	1,461,138	5,919,981

Sources of net patient revenue
Medicare	25.7%	25.5%	24.7%	24.7%	25.1%
Medicaid	7.4%	7.8%	7.7%	7.8%	7.7%
Managed care	51.7%	50.7%	50.8%	50.7%	51.0%
Indemnity, self-pay and other	15.2%	16.0%	16.8%	16.8%	16.2%

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that, in accordance with state laws, we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of this year and was in effect at 40 of our hospitals by the end of the year. We are still evaluating and addressing legal and other issues that may limit our ability to implement the discounting components of the Compact at our hospitals in Texas. Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those charges had often been written down as provision for doubtful accounts. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts.

In light of Tenet beginning to phase in the discounts for uninsured patients under the Compact, the company is providing supplemental data in addition to required data in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because net operating revenues and provisions for doubtful accounts in periods prior and subsequent to the second quarter ended June 30, 2004 are not indicative of future periods.  In spite of the limitations, the company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact, as described above, for the three-month periods ended September 30, 2004 and December 31, 2004.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for three-month periods ended September 30, 2004 and December 31, 2004.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.  The company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons.  Investors are encouraged, however, to use GAAP measures when evaluating the company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)

	Fiscal 2004 - Quarter Ended September 30
	Actual GAAP Amounts	Compact Adjustment		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

Net operating revenues	$2,428	$108	*	$2,536	100.0%	100.0%

Operating expenses:

Salaries and benefits	(1,069)	—		(1,069)	44.0%	42.2%
Supplies	(421)	—		(421)	17.3%	16.6%

Provision for doubtful accounts (2)	(251)	(99	)*	(350)	10.3%	13.8%
Other operating expenses (3)	(557)	—		(557)	22.9%	22.0%

Same-hospital

Net inpatient revenue	$1,571	$56		$1,627
Net outpatient revenue	$726	$52		$778

Admissions	167,835			167,835
Outpatient Visits	1,303,127			1,303,127

Net inpatient revenue per admission	$9,360			$9,694
Net outpatient revenue per visit	$557			$597

* Represents the impact of the discounts under the Compact for the quarter

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)

	Fiscal 2004 - Quarter Ended December 31
	Actual GAAP Amounts	Compact Adjustment		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

Net operating revenues	$2,412	$141	*	$2,553	100.0%	100.0%

Operating expenses:

Salaries and benefits	(1,076)	—		(1,076)	44.6%	42.1%
Supplies	(444)	—		(444)	18.4%	17.4%

Provision for doubtful accounts (2)	(195)	(130	)*	(325)	8.1%	12.7%
Other operating expenses (3)	(556)	—		(556)	23.1%	21.8%

Same-hospital

Net inpatient revenue	$1,588	$71		$1,659
Net outpatient revenue	$695	$68		$763

Admissions	167,822			167,822
Outpatient Visits	1,323,037			1,323,037

Net inpatient revenue per admission	$9,462			$9,885
Net outpatient revenue per visit	$525			$577

* Represents the impact of the discounts under the Compact for the quarter

TENET HEALTHCARE CORPORATION

Explanatory Notes

1. Certain calendar year 2003 and 2004 information has been reclassified to conform to the current period’s presentation.  These reclassifications, primarily for discontinued operations, have no impact on total assets, liabilities, shareholders’ equity, net loss or cash flows.

2. During the quarter ended September 30, 2003, we recorded additional provisions for doubtful accounts in the amount of $166 million for continuing operations to write down our patient accounts receivable to their estimated net realizable value.  The additional charge consisted of two components: (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns of self-pay and managed care accounts receivable.  During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $196 million in continuing operations to further write-down self-pay patient accounts receivable.  These changes in how we estimate net realizable value of patient accounts receivable were the result of adverse changes in our business mix as the number of uninsured patients grew.  This trend is due to a combination of broad economic factors, including unemployment rates, increasing numbers of patients and employers who choose not to purchase insurance, and the increasing burden of co-payments to be made by patients instead of insurers.  In addition to the changes in self-pay trends, the collectibility of managed care accounts receivable continues to change.  We were experiencing and continue to experience significant payment pressure from managed care companies concerning substantial amounts of past billings.

3. Other operating expenses include malpractice expense of $55 million for the quarter ended December 31, 2004 and $52 million for the prior year quarter.  For the twelve-month periods, malpractice expense was $272 million and $239 million, respectively.  This increase in malpractice expense reflects adverse loss development and a change in the maturity composite rate from the Federal Reserve 10-year composite rate to the Federal Reserve seven-year composite rate that resulted from a change in our claims payment patterns.

4. During the quarter ended December 31, 2004, impairment of long-lived assets and goodwill charges of $1.236 billion were recorded in continuing operations which consisted primarily of $1.113 billion to write-down goodwill to its estimated fair value related to our Texas-Gulf Coast and Florida-Alabama regions, $25 million for the write-down of an intangible asset with an indefinite useful life and $98 million for impairment of certain long-lived assets, primarily at eight hospitals, to their estimated fair values.  The goodwill impairment charge is the result of lower estimated fair values for the respective regions due to adverse industry and company-specific challenges that continue to affect our operating results, such as reduced patient volumes, high levels of bad debt expense related to uninsured and underinsured patients, the shift of our managed care business to contracts that provide lower reimbursement, and continued pressure on labor and supply costs.  Restructuring charges totaled $36 million for the year ended December 31, 2004 and consisted of $29 million in employee severance, benefits and relocation costs, $10 million in non-cash stock option modification costs related to terminated employees, $14 million in contract termination, consulting and other costs and a $17 million reduction in reserves for restructuring charges recorded in prior periods.  Total restructuring charges recorded in the fourth quarter of 2004 were $3 million.

5. Costs of litigation and investigations in continuing operations were $45 million and $74 million for the quarter and year ended December 31, 2004, respectively, and consisted primarily of a $30 million accrual of a minimum liability to address the potential resolution of a number of the civil lawsuits arising out of pricing strategies recorded in the fourth quarter of 2004 and other costs to defend ourselves in various investigations and lawsuits.  Included in discontinued operations in the fourth quarter is $395 million for the settlement of the Redding Medical Center patient litigation.

6. In June 2004, we sold $1 billion of senior notes in a private placement and received net proceeds of approximately $954 million after deducting discounts and related expenses.  A portion of the proceeds from the offering were used to repurchase $335 million of our outstanding 5 3/8% Senior Notes due 2006 and $215 million of our 5% Senior Notes due 2007.  As a result of these repurchases, we recorded a loss from early extinguishment of debt in the second and fourth quarters of 2004 of $5 million and $3 million, respectively.  Also, on December 31, 2004, we terminated our five-year revolving credit agreement and replaced it with a one-year letter of credit facility.  The new facility provides for the issuance of up to $250 million in letters of credit and does not provide for any cash borrowings.  As a result of the termination, we recorded a $5 million loss from early extinguishment of debt in the fourth quarter of 2004 to write off unamortized deferred loan fees.

7. During the quarter ended December 31, 2004, impairment and restructuring charges of $24 million were recorded in discontinued operations consisting primarily of $13 million to write-down certain long-lived assets to their estimated fair values and $11 million in employee severance and retention costs.

8. Income tax expense, both for continuing and discontinued operations, in the quarter ended December 31, 2004, included a portion of the impact of recording a $744 million valuation allowance for our deferred tax assets.  This valuation allowance was recorded in the following manner: (1) $480 million was reflected in income tax expense in continuing operations, (2) $144 million was reflected in income tax expense in discontinued operations and (3) $120 million was recorded as an adjustment against additional paid-in capital, rather than income tax expense, due to the fact that excess tax deductions remained from prior stock option awards accounted for in accordance with the fair value based method under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.”

We established the valuation allowance as a result of assessing the realization of our deferred tax assets based on the fact that we incurred significant impairment charges, legal settlements and continued adverse results of operations in the fourth quarter of 2004, combined with having a cumulative loss for the three-year period ended December 31, 2004 which is considered “negative evidence” under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”).  As a result of this negative evidence, SFAS 109 precludes us from relying upon our forecasts of future income for the purpose of supporting the realization of the deferred tax assets under the “more likely than not” standard.  Notwithstanding this accounting treatment of our deferred tax assets, the company will continue in future years to be able to utilize all available and accumulated tax losses, deductions, benefits and credits to the extent allowed by the applicable tax regulations.

9. The net aggregate pre-tax gain on the disposal of discontinued operations assets for the quarter and year ended December 31, 2004 was $38 million and $71 million, respectively.